Exhibit 99.1

American States Water Company Announces Second Quarter 2019 Results

  Achieved a 64% increase in EPS, or a 45% increase in adjusted EPS, over second quarter 2018

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 5, 2019--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.72 for the second quarter ended June 30, 2019, as compared to basic and fully diluted earnings per share of $0.44 for the second quarter ended June 30, 2018.

Second Quarter 2019 Results

The table below sets forth a comparison of the second quarter 2019 diluted earnings per share by business segment, as reported, with the same period in 2018. In May 2019, the California Public Utilities Commission (CPUC) issued a final decision on the water general rate case of AWR’s regulated utility, Golden State Water Company (GSWC), which set new rates for 2019 through 2021. Since the new rates were retroactive to January 1, 2019, the impact of the new water rates for the first three months of 2019 amounted to $0.08 per share and is reflected in the results for the second quarter of 2019. It is shown on a separate line in the table below. Excluding the retroactive impact of the general rate case related to the first quarter of 2019, consolidated diluted earnings per share, as adjusted, increased by $0.20 per share, or 45%, compared to the second quarter of 2018.

	Diluted Earnings per Share
	Three Months Ended
	6/30/2019	6/30/2018	CHANGE
Water (excluding retroactive impact related to Q1 2019 from the CPUC decision on general rate case)	$0.51	$0.35	$0.16
Electric	0.01	0.02	(0.01)
Contracted services	0.12	0.06	0.06
AWR (parent)	—	0.01	(0.01)
Consolidated diluted earnings per share, adjusted	0.64	0.44	0.20
Retroactive impact of CPUC decision related to Q1 2019	0.08	—	0.08
Consolidated diluted earnings per share, as reported	$0.72	$0.44	$0.28

Water Segment

The water segment’s recorded diluted earnings for the three months ended June 30, 2019 were $0.59 per share. Excluding the $0.08 per share retroactive impact of the general rate case related to the first quarter of 2019, diluted earnings from GSWC’s water operations for the three months ended June 30, 2019 were $0.51 per share. Included in the $0.51 per share was the recording of a $1.1 million reduction to administrative and general expense, positively impacting earnings by $0.02 per share, to reflect the recovery of costs previously expensed as incurred and tracked in memorandum accounts, which were approved in the May 2019 CPUC final decision in the water general rate case. The following items also affected the comparability between the two periods (excluding the impact of billed surcharges, which have no impact to earnings):

  An increase in the water gross margin, which increased earnings by approximately $0.07 per share largely as a result of the May 2019 CPUC decision on the general rate case, which approved new water rates and adopted supply costs for 2019. The 2019 water revenue requirement has been reduced to reflect a decrease in depreciation expense, due to a reduction in the overall composite depreciation rates based on a revised study filed in the water general rate case. The decrease in depreciation expense lowers the water gross margin, and is offset by a corresponding decrease in depreciation expense as discussed below, resulting in no impact to net earnings.
  An overall decrease in operating expenses (excluding supply costs), which positively impacted earnings by $0.06 per share mostly due to lower depreciation, maintenance and administrative and general expenses. The lower depreciation expense is reflected in the new revenue requirement approved in the general rate case. The decrease in maintenance expense was due, in part, to timing of maintenance activity compared to the same period in 2018. Maintenance expense is expected to increase during the second half of 2019 as compared to the first half of 2019. The decrease in administrative and general expenses was partially due to timing differences related to the recognition of stock-based compensation expense, as well as lower outside services costs.
  An increase in the gains generated during the three months ended June 30, 2019 on investments held to fund a retirement benefit plan due to market conditions, increasing the water segment’s earnings by $0.01 per share, as compared to the same period of 2018.

Electric Segment

For the three months ended June 30, 2019, diluted earnings from the electric segment were $0.01 per share as compared to $0.02 per share for the same period in 2018. The decrease in earnings was largely due to an increase in operating expenses without an increase in customer base rates due to delays in finalizing the pending electric general rate case. Because of the delay, billed electric revenues during the first six months of 2019, and all of 2018, were based on 2017 adopted rates, pending a final decision by the CPUC in the rate case application, which will be retroactive to January 1, 2018.

On July 16, 2019, the CPUC issued a proposed decision on the electric general rate case, approving a settlement agreement between GSWC and the CPUC’s Public Advocates Office entered into in November 2018. A final decision is expected during the third or fourth quarter of 2019. Had the new rates in the settlement agreement been approved by the CPUC and in place as of January 1, 2019, pretax income at the electric segment would have been higher by approximately $712,000, or $0.01 per share, for the second quarter of 2019. This amount will be recorded when a CPUC decision is issued, along with $0.02 per share related to the first quarter of 2019 and $0.04 per share related to 2018.

Contracted Services Segment

For the three months ended June 30, 2019, diluted earnings from the contracted services segment were $0.12 per share as compared to $0.06 per share for the same period in 2018 due, in part, to the commencement of operations at Fort Riley located in Kansas in July 2018. There was also an increase in management fees and construction activity at several other military bases due to the successful resolution of various price adjustments and an overall increase in construction activity, respectively.

AWR (parent)

For the three months ended June 30, 2019, diluted earnings at AWR (parent) decreased $0.01 per share due primarily to higher state unitary taxes.

Year-to-date 2019 Results

Fully diluted earnings for the six months ended June 30, 2019 were $1.07 per share, compared to $0.73 per share for the same period in 2018. The table below sets forth a comparison of the recorded diluted earnings per share contribution by business segment and for the parent company.

	Diluted Earnings per Share
	Six Months Ended
	6/30/2019	6/30/2018	CHANGE
Water	$0.80	$0.55	$0.25
Electric	0.05	0.06	(0.01)
Contracted services	0.22	0.11	0.11
AWR (parent)	—	0.01	(0.01)
Consolidated diluted earnings per share, as reported	$1.07	$0.73	$0.34

Water Segment

Diluted earnings per share from the water segment for the six months ended June 30, 2019 increased by $0.25 per share as compared to the same period in 2018 largely due to the approval of the water general rate case. Also, included in the earnings for the six months ended June 30, 2019 was the $1.1 million reduction to administrative and general expense, positively impacting earnings by $0.02 per share, to reflect the CPUC's approval for recovery of costs previously expensed as incurred and tracked in memorandum accounts. Excluding this $0.02 per share impact, diluted earnings per share from the water segment for the six months ended June 30, 2019 increased by $0.23 per share due to the following items (excluding billed surcharges):

  An increase in the water gross margin of $0.11 per share, as a result of new rates authorized by the CPUC's final decision on the water general rate case and retroactive to January 1, 2019.
  An overall decrease in operating expenses (excluding supply costs), positively impacting earnings by $0.07 per share due, in large part, to lower depreciation resulting from lower authorized composite rates. The decrease in depreciation expense from lower composite rates also lowers the adopted water gross margin, resulting in no impact to net earnings. There was also a decrease in maintenance expense, which is expected to increase during the second half of 2019 as compared to the first half of 2019.
  An increase in interest and other income, net of interest expense, of $0.04 per share, due to higher gains generated during the six months ended June 30, 2019 on investments held to fund a retirement benefit plan, as compared to the same period of 2018 due to market conditions.
  Changes in the effective income tax rate resulting from certain flow-through taxes and permanent items for the six months ended June 30, 2019 as compared to the same period in 2018, increased earnings at the water segment by approximately $0.01 per share.

Electric Segment

For the six months ended June 30, 2019, diluted earnings from the electric segment decreased $0.01 per share as compared to the same period in 2018. The decrease in earnings was largely due to an increase in operating expenses without an increase in customer base rates due to delays in finalizing the pending electric general rate case. Because of the delay, billed electric revenues during the first six months of 2019, and all of 2018, were based on 2017 adopted rates, pending a final decision by the CPUC in the rate case application, which will be retroactive to January 1, 2018. Had the new rates in the settlement agreement been approved by the CPUC and in place as of January 1, 2019, pretax income at the electric segment would have been higher by approximately $1.7 million, or $0.03 per share, for the first six months of 2019. This amount, along with $0.04 per share related to 2018, will be recorded when a CPUC final decision is issued, which is expected during the third or fourth quarter of 2019.

Contracted Services Segment

For the six months ended June 30, 2019, diluted earnings per share from the contracted services segment were $0.22 per share as compared to $0.11 per share for the same period in 2018 due, in part, to the commencement of operations at Fort Riley in July 2018. There was also an increase in management fees and construction activity at several other military bases due to the successful resolution of various price adjustments and an overall increase in construction activity, respectively.

AWR (parent)

For the six months ended June 30, 2019 diluted earnings at AWR (parent) decreased $0.01 per share due primarily to higher state unitary taxes.

Regulatory Matters

In May 2017, GSWC filed its electric general rate case application with the CPUC to determine new electric rates for the years 2018 through 2021. On July 16, 2019, the assigned Administrative Law Judge issued a proposed decision on the electric general rate case, approving a November 2018 settlement agreement between GSWC and the Public Advocates Office in its entirety. The settlement (i) extends the rate cycle by one year (new rates will be effective for 2018-2022); (ii) increases the electric gross margin for 2018 by approximately $2.0 million compared to the 2017 adopted electric gross margin, adjusted for tax reform; (iii) increases the adopted electric gross margin by $1.2 million for each of the years 2019 and 2020, by $1.1 million in 2021, and by $1.0 million in 2022, and (iv) authorizes GSWC’s electric division to construct all the capital projects requested in its application and provides additional funding for the fifth year added to the rate cycle, which total approximately $44 million of capital projects over the 5-year rate cycle. The rate increases for 2019 – 2022 are not subject to an earnings test. A final decision is expected during the third or fourth quarter of 2019.

Dividends

On July 30, 2019, AWR's Board of Directors approved a 10.9% increase in the third quarter dividend, from $0.275 per share to $0.305 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on September 3, 2019 to shareholders of record at the close of business on August 15, 2019. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 65 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures

This press release includes a discussion on the water gross margins for various periods, which is computed by subtracting total water supply costs from total water revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted shares. Furthermore, the retroactive impact related to the first quarter of 2019 resulting from the CPUC's final decision on the water general rate case issued in May 2019 has been excluded when communicating the water segment’s second quarter results to help facilitate comparisons of the company’s performance from period to period. All of these items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call

The company will host a conference call on August 6, 2019 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning August 6, 2019 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through August 13, 2019.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc., serving over one million people in nine states. Through its utility subsidiary, Golden State Water Company, the company provides water service to approximately 260,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
	June 30,		December 31,
(in thousands)	2019		2018

Assets
Utility Plant-Net		$1,355,663		$1,296,310
Goodwill	1,116		1,116
Other Property and Investments	27,312		25,356
Current Assets	122,025		131,468
Regulatory and Other Assets	61,167		47,183
Total Assets		$1,567,283		$1,501,433
Capitalization and Liabilities
Capitalization		$859,801		$839,310
Current Liabilities	106,346		146,585
Other Credits	601,136		515,538
Total Capitalization and Liabilities		$1,567,283		$1,501,433

	Condensed Statements of Income (Unaudited)
	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2019	2018	2019	2018

Operating Revenues
Water	$88,140	$76,733	$152,863	$141,145
Electric	7,408	7,841	18,037	17,673
Contracted services	29,099	22,327	55,480	42,811
Total operating revenues	124,647	106,901	226,380	201,629

Operating Expenses
Water purchased	18,762	16,608	31,902	30,215
Power purchased for pumping	1,982	2,231	3,520	3,924
Groundwater production assessment	4,640	4,534	8,386	9,185
Power purchased for resale	2,391	2,384	6,095	5,792
Supply cost balancing accounts	1,207	(2,029)	(165)	(5,898)
Other operation	7,708	7,782	16,279	15,770
Administrative and general	19,529	20,213	41,201	40,506
Depreciation and amortization	6,655	10,010	17,487	19,676
Maintenance	3,053	3,670	5,619	7,499
Property and other taxes	4,870	4,372	9,766	9,171
ASUS construction	14,532	11,576	26,777	21,548
Gain on sale of assets	(112)	(18)	(112)	(18)
Total operating expenses	85,217	81,333	166,755	157,370

Operating income	39,430	25,568	59,625	44,259

Other Income and Expenses
Interest expense	(6,282)	(6,048)	(12,599)	(11,971)
Interest income	876	636	1,818	1,172
Other, net	591	579	1,933	621
Total other income and expenses, net	(4,815)	(4,833)	(8,848)	(10,178)

Income Before Income Tax Expense	34,615	20,735	50,777	34,081
Income tax expense	7,831	4,387	11,141	6,951
Net Income	$26,784	$16,348	$39,636	$27,130

Weighted average shares outstanding	36,804	36,733	36,788	36,723
Basic earnings per Common Share	$0.72	$0.44	$1.07	$0.74

Weighted average diluted shares	36,963	36,912	36,942	36,896
Fully diluted earnings per Common Share	$0.72	$0.44	$1.07	$0.73

Dividends declared per Common Share	$0.275	$0.255	$0.550	$0.510

Contacts

Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707